Exhibit 23.2

JONES & HALEY, P.C.

750 HAMMOND DRIVE

SUITE 100, BUILDING 12

ATLANTA, GEORGIA 30328-6273

Phone (770) 804-0500, Fax (770) 804-0509

February 6, 2019

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Galaxy Next Generation, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Galaxy Next Generation, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 1,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2019.

We hereby consent to all references to our firm included in the Registration Statement, including the opinion of legality.

Very truly yours,

JONES & HALEY, P.C.

/s/Richard W. Jones

Richard W. Jones